Exhibit 10.3

FINANCING MATTERS AGREEMENT

by and between

DEUTSCHE TELEKOM AG

and

T-MOBILE USA, INC.

DATED AS OF APRIL 29, 2018

i

Section 9.11	Severability	11
Section 9.12	Counterparts	11

ii

FINANCING MATTERS AGREEMENT, dated as of April 29, 2018 (this “Agreement”), by and between DEUTSCHE TELEKOM AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”), and T-MOBILE USA, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, T-Mobile US, Inc. (“Parent”), the direct parent of the Company, and Sprint Corporation have entered into that certain Business Combination Agreement, dated as of the date hereof  (the “Business Combination Agreement”; capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Business Combination Agreement);

WHEREAS, DT, on the one hand, and the Company, Parent, and certain of their Subsidiaries, on the other hand, are, or (in the case of (8) and (9) below) are expected to be, parties to certain financing agreements, specifically:

1.              Unsecured Revolving Credit Agreement, dated as of December 29, 2016, by and among Parent, the Company, the several banks and other financial institutions or entities from time to time party thereto as lenders, and Deutsche Telekom AG, as administrative agent (as amended prior to the date hereof, the “Unsecured Revolving Credit Agreement”);

2.              Secured Revolving Credit Agreement, dated as of December 29, 2016, by and among Parent, the Company, the several banks and other financial institutions or entities from time to time party thereto as lenders, and Deutsche Telekom AG, as administrative agent (as amended prior to the date hereof, the “Secured Revolving Credit Agreement”);

3.              Term Loan Credit Agreement, dated as of November 9, 2015, among the Company, the lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent; (as amended prior to the date hereof, the “Term Loan Agreement” and, together with the Unsecured Revolving Credit Agreement and the Secured Revolving Credit Agreement, the “DT Credit Agreements”);

4.              the $2,000,000,000 5.300% Senior Notes due 2021 issued by the Company (the “2021 Notes”);

5.              the $2,000,000,000 6.000% Senior Notes due 2024 issued by the Company (the “2024 Notes”);

6.              the $600,000,000 9.332% Senior Reset Notes due 2023 issued by the Company (the “2023 Notes”);

7.              the $1,000,000,000 4.000% Senior Notes due 2022 issued by the Company (the “2022 Notes”);

8.              the $1,000,000,000 4.500% Senior Notes due 2026 anticipated to be issued by the Company on or about April 30, 2018 (the “2026 Notes”);

9.              the $1,500,000,000 4.750% Senior Notes due 2028 anticipated to be issued by the Company on or about April 30, 2018 (the “2028 Notes”);

10.       the $1,250,000,000 5.125% Senior Notes due 2025 issued by the Company (the “2025 Notes”); and

11.       the $1,250,000,000 5.375% Senior Notes due 2027 issued by the Company (the “2027 Notes” and, together with the notes described in clauses 4-10, the “DT Notes”; the DT Notes, together with the DT Credit Agreements, the “DT Debt”);

WHEREAS, the Company has advised DT that, in connection with the consummation of the Merger, the Company wishes to incur material secured debt;

WHEREAS, pursuant to Section 3.2(b) of that certain Stockholder’s Agreement dated as of April 30, 2013, by and between MetroPCS Communications, Inc. and DT (the “Stockholder’s Agreement”), the Company has agreed not to take any action or enter into any transaction that would reasonably be expected to result in a breach of or default under any credit agreement, indenture, note, or similar instrument or security to which DT or any of its affiliates is a party or is bound;

WHEREAS, certain of DT’s material debt agreements (“DT Restrictive Debt Agreements”), including its bilateral liquidity facilities, include limitations on the incurrence of secured debt by DT or its material subsidiaries, including the Company and its subsidiaries;

WHEREAS the Company has requested that, pursuant to Section 3.2(b) of the Stockholder’s Agreement, DT consent (the “Lien Consent”) to the incurrence by the Company and its Subsidiaries of liens securing secured debt (a) to the extent incurred prior to the consummation of the Merger on the Closing Date, solely pursuant to customary escrow arrangements and (b) to the extent incurred substantially concurrently with or after the consummation of the Merger on the Closing Date, on any assets of the Company and/or its Subsidiaries;

WHEREAS, in order for DT to be able to grant the Lien Consent, DT must amend the DT Restrictive Debt Agreements;

WHEREAS, in connection with the Merger and in consideration of the Lien Consent, the Company and DT wish to provide for the Company to repay or redeem certain of the DT Debt, and the Company has requested that DT waive any prepayment premium or penalty in connection with such repayments or redemptions;

WHEREAS, in connection with the Merger, the Company wishes to amend the terms of certain DT Debt;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1                                    Definitions.

As used in this Agreement, the following terms shall have the meanings indicated below:

“Encumbrance” shall mean any lien, pledge, charge, claim, encumbrance, hypothecation, security interest, option, lease, license, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal, tag-along or drag-along rights or restriction on voting, transferring, lending, disposing or assigning, in each case other than pursuant to this Agreement.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, by-laws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

Section 1.2                                    Other Definitional Provisions.

Unless the express context otherwise requires:

(a)                                 the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)                                 the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble;

(c)                                  the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d)                                 the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa;

(e)                                  any references herein to a specific Section shall refer to Sections of this Agreement;

(f)                                   wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)                                  references herein to any gender includes each other gender; and

(h)                                 the word “or” shall not be exclusive.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1                                    Representations and Warranties of the Company.

The Company represents and warrants to DT that, as of the date hereof:

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)                                 The Company has all requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of the Company.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by DT, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c)                                  The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company, or (iii) conflict with, breach or violate any Law applicable to the Company or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, conflict, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of the Company to perform its obligations under this Agreement.

Section 2.2                                    Representations and Warranties of DT.

DT represents and warrants to the Company that, as of the date hereof:

(a)                                 DT is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany.

(b)                                 DT has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by DT of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of DT.  This Agreement has been duly executed and delivered by DT and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of DT, enforceable against DT in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c)                                  The execution and delivery of this Agreement by DT and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of DT, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of DT (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon DT, or (iii) conflict with, breach or violate any Law applicable to DT or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, conflict default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of DT to perform its obligations under this Agreement.

ARTICLE III

WAIVER OF CONFLICT RESTRICTION PROVISION

Section 3.1                                    Lien Consent.

DT hereby grants the Lien Consent as to (a) prior to the consummation of the Merger on the Closing Date, any liens pursuant to escrow arrangements which secure obligations under any Pre-Merger Financing Transactions incurred by the Company or any of its Subsidiaries and, (b) immediately prior to or concurrently with, and from and after, the consummation of the Merger on the Closing Date, any other liens on the assets or property of the Company or its Subsidiaries securing debt of the Company or of its Subsidiaries, provided that, (x) neither the Company nor any of its Subsidiaries shall incur any such lien prior to the earlier of (A) the date which is six months after the date hereof and (B) the date on which DT provides  written consent to such incurrence, and (y) to the extent that the Company or any of its Subsidiaries incurs secured debt in reliance on this Section 3.1 and the Merger is not consummated in accordance with the terms of the Business Combination Agreement, the Company agrees to, promptly following termination of the Business Combination Agreement (a “BCA Termination”), repay or terminate any such secured debt.

ARTICLE IV

DT CREDIT AGREEMENTS

Section 4.1                                    Repayment of Amounts owing under the DT Credit Agreements.

On the Closing Date, and subject to the occurrence thereof, the Company shall repay in full, without premium or penalty, all amounts owing on such date under each of the DT Credit Agreements, including all indebtedness, liabilities or other obligations of the Company, Parent or any of their subsidiaries thereunder, and including, without limitation, all principal, accrued interest, costs, expenses and fees due and payable thereunder.

Section 4.2                                    Termination of  Commitments and Obligations of DT under the DT Credit Agreements.

On the Closing Date, and subject to the occurrence thereof, all commitments and obligations of DT under the DT Credit Agreements shall automatically be terminated, and DT shall have no further obligations thereunder.

ARTICLE V

DT NOTES REPAID AT CLOSING

Section 5.1                                    Repayment of DT Notes at Closing.

On the Closing Date, and subject to the occurrence thereof, the Company shall purchase from DT 100% of the then-outstanding 2021 Notes and 2024 Notes, in each case at a price equal to par plus accrued and unpaid interest on such notes purchased to, but not including, the Closing Date.

ARTICLE VI

AMENDMENT OF 2025 NOTES AND 2027 NOTES

Section 6.1                                    Amendment of 2025 Notes and 2027 Notes.

On the Closing Date, and subject to the occurrence thereof, the Company and DT shall take all steps necessary to amend the 2025 Notes and the 2027 Notes as follows.

•                  2025 Notes.  The 2025 Notes shall be amended to provide that:

(a) the principal amount on such notes shall be due and payable in full on April 15, 2021 (instead of April 15, 2025) at a price equal to par (plus accrued and unpaid interest); and

(b) the Company shall be required to redeem 100% of the then-outstanding 2025 Notes, at a price equal to par plus accrued and unpaid interest on the 2025 Notes redeemed to, but not including, the applicable redemption date, on any date that the Company redeems or prepays any other notes or debt securities of the Company outstanding as of the date hereof (other than any DT Notes).

•                  2027 Notes.  The 2027 Notes shall be amended to provide that:

(a) the principal amount (plus accrued and unpaid interest) on such notes shall be due and payable in full on April 15, 2022 (instead of April 15, 2027).

ARTICLE VII

DT NOTES CONSENTS

Section 7.1                                    DT Notes Consents.

DT hereby agrees to consent to any requested amendments to the DT Notes to (a) permit the Spectrum Notes to remain outstanding following the occurrence of the Closing and/or (b) conform Section 4.09(b)(i) of the indentures governing the DT Notes to match Section 4.09(b)(i) of the indenture for the Company’s 4.500% Senior Notes due 2026 (the “Contemplated Amendments”) provided that:

(i) such Contemplated Amendment is first consented to by (x) with respect to the Contemplated Amendment described in the foregoing clause (a), holders of a majority of each series of senior notes issued by the Company which are not held by DT or (y) with respect to the Contemplated Amendment described in the foregoing clause (b), holders of a majority of each series of senior notes issued by the Company which are not held by DT and as to which Section 4.09(b)(i) of the indenture relating thereto does not match such section of the indenture for the Company’s 4.500% Senior Notes due 2026;

(ii) the Company pays to DT, upon the effectiveness of the Contemplated Amendments in the foregoing clause (a) but not the foregoing clause (b) to the applicable DT Notes, a consent fee, in cash in immediately available funds, in an aggregate amount equal to (A) the weighted average consent fee paid by the Company to holders of senior notes issued by the Company which remain outstanding after the Closing Date and are not held by DT for the Contemplated Amendments described in the foregoing clause (a) but not the foregoing clause (b) multiplied by (B) the aggregate amount of 2022 Notes, 2026 Notes and 2028 Notes then outstanding held by DT; and

(iii) the Company pays to DT, upon the effectiveness of the Contemplated Amendments in the foregoing clauses (a) and (b) to the applicable DT Notes, a consent fee, in cash in immediately available funds, in an aggregate amount equal to (A) the weighted average consent fee paid by the Company to holders of senior notes issued by the Company which remain outstanding after the Closing Date and are not held by DT for the Contemplated Amendments described in the foregoing clauses (a) and (b) multiplied by (B) the aggregate amount of 2023 Notes then outstanding held by DT.

For the avoidance of doubt, no consent fees shall be due or payable on the 2025 Notes or the 2027 Notes for any requested amendments to such DT Notes.

ARTICLE VIII

LOCK UP; REGISTRATION RIGHTS

Section 8.1                                    Lock Up.

The Company agrees that DT may, from time to time from, prior to or after the Closing Date and regardless of whether the Merger occurs, sell all or any portion of the DT Notes held thereby (a “DT Debt Sale”); provided that (a) DT may not sell any of the 2025 Notes or 2027 Notes until the earlier of (i) April 15, 2020 and (ii) the date of a BCA Termination.

Section 8.2                                    Registration Rights.

From and after the date of this Agreement, the Company agrees, upon DT’s request from time-to-time in connection with any contemplated DT Debt Sale, to take all actions contemplated by Article V of the Stockholder’s Agreement or Article V of the amended and restated Stockholder’s Agreement to be entered into prior to the Closing in accordance with the Business Combination Agreement in order to facilitate any DT Debt Sale.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    Injunctive Relief.

Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the other party shall, in addition to any other rights or remedies which it may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions.  In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by Law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 9.2                                    Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns.  Neither party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party other than, for the avoidance of doubt, to any successor to DT in connection with a change in control of DT.  Any purported direct or indirect assignment in violation of this Section 9.2 shall be null and void ab initio.

Section 9.3                                    Amendments; Waiver.

No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by (a) the Company where enforcement of the amendment, modification, discharge, waiver or extension is sought against the Company or (b) DT where enforcement of the amendment, modification, discharge, waiver or extension is sought against DT.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  The waiver by the Company or DT of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 9.4                                    Termination.

This Agreement shall terminate upon the earlier of (a) the termination of the Business Combination Agreement in accordance with its terms and without the consummation of the Merger or (b) the repayment in full of the DT Debt; provided, however, that the provisions of this Article 9.4 shall survive any termination of this Agreement or any provision hereof.  Nothing in this Agreement shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to any termination hereof or to impair the right of a party to compel specific performance by the other party of its obligations under this Agreement.

Section 9.5                                    Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile (providing confirmation of such facsimile transmission):

if to the Company, to:

T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: General Counsel
Fax:  (425) 383-7040

and with a copy (which shall not constitute notice) to, as counsel to the Independent Committee of the Parent:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Charles K. Ruck

Facsimile: +1 (714) 755-8290

Email: Charles.Ruck@lw.com

and

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Attention: Mark J. Gentile

Email: gentile@rlf.com

if to DT, to:

Deutsche Telekom AG
Friedrich-Ebert-Alle 140
53113 Bonn, Germany
Attention: General Counsel
Fax: +49-228-181-74008

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 9.6                                    Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(a)                                 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THEREOF.  EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF, OR RELATED TO, THIS AGREEMENT, EXCLUSIVELY IN ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF (THE “CHOSEN COURTS”), AND SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (B) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.5.

(b)                                 EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

Section 9.7                                    Interpretation.

The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.8                                    Payment of Expenses.

Whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

Section 9.9                                    Entire Agreement; No Other Representations.

This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 9.10                             No Third-Party Beneficiaries.

This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.11                             Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.12                             Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart (including any facsimile or electronic document transmission of such counterpart) being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

T-MOBILE USA, INC.

By:	/s/ John J. Legere
Name: John J. Legere
Title: President and Chief Executive Officer

DEUTSCHE TELEKOM AG

By:	/s/ Timotheus Höttges
Name: Timotheus Höttges
Title: Member of the Management Board, Chief Executive Officer

By:	/s/ Thomas Dannenfeldt
Name: Thomas Dannenfeldt
Title: Member of the Management Board